Exhibit 10.23

THE McGRAW-HILL COMPANIES, INC.

MANAGEMENT SUPPLEMENTAL DEATH AND

DISABILITY BENEFITS PLAN

(As amended and restated effective February 23, 2000)

THE McGRAW-HILL COMPANIES, INC.

MANAGEMENT SUPPLEMENTAL DEATH & DISABILITY BENEFITS PLAN

               The Company desires to retain the services and provide rewards and incentives to members of a select group of management employees who contribute to the success of the Company. In order to achieve this objective, the Company has adopted the following Plan to provide benefits for certain management employees who become Members of the Plan and their Beneficiaries.

ARTICLE I

TITLE AND EFFECTIVE DATE

               SECTION 1.01. This Plan shall be known as The McGraw-Hill Companies, Inc. Management Supplemental Death and Disability Benefits Plan (hereinafter referred to as the “Plan”).

               SECTION 1.02. This amendment and restatement of the Plan shall be effective as of the Effective Date. Members and their Beneficiaries who receive benefits (or who become entitled to receive benefits) prior to the Effective Date shall be governed by the terms and conditions of the Prior Plan.

ARTICLE II

DEFINITIONS AND RULES OF CONSTRUCTION

               SECTION 2.01. As used herein, the following words and phrases shall have the meanings specified below unless a different meaning is clearly required by the context:

         “Actuarially Determined” shall mean a benefit of equivalent value when computed on the basis of 7% interest compounded annually and the 1971 group mortality tables (determined separately by sex). In the event of a Change of Control, this definition shall not be changed.

         “Beneficiary” shall mean the person or persons designated in writing by the Member to receive any benefits under this Plan. Any Beneficiary designation shall be made in a written instrument filed with the Company and shall become effective only when accepted and acknowledged in writing by the Company. No Beneficiary designation shall be accepted by the Company if it is received after the date of death of the Member. If no Beneficiary has been designated or survives a Member, any amounts to be paid to the Member’s Beneficiary shall be paid to the Member’s estate.

         “Board of Directors” shall mean the Board of Directors of the Company.

         “CEO” shall mean the individual serving as the Chief Executive Officer of the Company.

         “Change of Control” shall mean any of the following:

                    (i) An acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Corporation, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Corporation; (2) any acquisition by the Corporation; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any entity controlled by the Corporation; or (4) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this definition; or

                    (ii) A change in the composition of the Board of Directors such that the individuals who, as of the effective date of the Plan, constitute the Board of Directors (such Board of Directors shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, for purposes of this definition, that any individual who becomes a member of the Board of Directors subsequent to the effective date of the Plan, whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board of Directors and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors shall not be so considered as a member of the Incumbent Board; or

                    (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (2) no Person (other than the Corporation, any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

                    (iv) The approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.”

         “Committee” shall mean the Compensation Committee of the Board of Directors, as the same may be constituted from time to time, and any successor to the Compensation Committee designated by the Board of Directors.

         “Company” shall mean The McGraw-Hill Companies, Inc., a New York corporation, and any successor thereto.

         “Death Benefit” shall mean any benefit paid to a Beneficiary upon the death of a Member as provided under Article IV of the Plan.

         “Disability” or “Disabled” shall mean eligibility for disability benefits under the terms of the Employer’s Long Term Disability Plan in effect at the time the Member becomes disabled.

         “Disabled Member” means an individual whose employment with an Employer has terminated due to a Disability. An individual’s status as a Disabled Member will terminate upon the earlier to occur of (i) the individual’s death, (ii) the date on which the individual ceases to be Disabled and (iii) the individual’s Normal Retirement Date.

         “Effective Date” shall mean January 1, 1999.

         “Employer” shall mean the Company and each direct or indirect wholly-owned subsidiary of the Company.

         “Final Monthly Earnings” shall mean (i) the sum of a Member’s highest rate of annual base salary in effect during the thirty-six month period immediately preceding the date of a termination of employment due to Disability plus his highest 100% target annual short-term incentive opportunity during that same thirty-six month period (ii) divided by twelve.

         “Member” shall mean an employee of an Employer who is part of a select group of management and who has become, and continues to be, a Member as provided in Article III hereof.

         “Monthly Disability Income” shall mean the monthly income due a Disabled Member as provided in Article V of the Plan.

         “Normal Retirement Date” shall mean the first day of the month coincident with or immediately following the Member’s sixty-fifth birthday.

         “Plan” shall mean The McGraw-Hill Companies, Inc. Management Supplemental Death and Disability Benefits Plan.

         “Plan Administrator” shall have the meaning assigned to such term in Section 6.01.

         “Prior Plan” shall mean the terms of the Plan as in effect prior to the Effective Date.

         “Qualified Plan” shall mean each of the following retirement plans: the Employee Retirement Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries; the Standard & Poor’s Employee Retirement Plan for Represented Employees; the Employee Retirement Income Plan of McGraw-Hill Broadcasting Company, Inc. and its Subsidiaries; and any successor plans thereto.

         “Retirement” shall mean a termination of a Member’s employment other than by reason of death or Disability on or after the Member’s Normal Retirement Date.

               SECTION 2.02. In construing the Plan, unless the context requires otherwise, the masculine form of a word shall be deemed to include the feminine form and the singular form of a word shall be construed to include the plural form thereof.

ARTICLE III

MEMBERSHIP IN THE PLAN

               SECTION 3.01. Individuals who were members of the Prior Plan immediately prior to the Effective Date shall, subject to the further provisions of this Section 3.01 and Section 3.04, continue to be eligible to participate in the Plan on and after the Effective Date. On and after the Effective Date, the CEO and each other employee of an Employer eligible under Section 3.04 who is designated in writing by the CEO on an individual basis shall be Members of the Plan. The CEO shall have the right to remove any Member from the Plan at any time if the Member is no longer eligible for selection as a Member in accordance with Section 3.04; provided, however, that a Member whose benefits under the Plan have commenced to be paid shall not be removed from membership in the Plan and such benefits shall not be terminated thereafter for any reason, except in the manner contemplated by Section 4.01. Removal of a Member under this Section 3.01 shall be effective as of the date of the written notice from the Company to the Member informing the Member of such removal.

               SECTION 3.02. If a Member whose benefits under the Plan have not commenced to be paid is removed from the Plan under Section 3.01, all rights of such removed Member and such Member’s Beneficiary to future payments or benefits under the Plan shall terminate as of the date of such removal without further action or notice by any person.

               SECTION 3.03. The payment of benefits to the Member or his Beneficiary under this Plan is conditioned upon the continuous employment of the Member by the Employer (including periods of authorized leaves of absence) from the date of the Member’s initial participation in the Plan until the Member’s Retirement, Disability or death, whichever first occurs. In the event that a Member’s employment with an Employer terminates for any reason other than Retirement, Disability or death, all rights of such Member and such Member’s Beneficiary to future payments or benefits under the Plan shall terminate as of the date of such termination of employment without further action or notice by any person.

               SECTION 3.04. Only individuals who are employees of an Employer and who are above salary grade 24 shall be eligible to be selected as Members of the Plan.

ARTICLE IV

DEATH BENEFITS

               SECTION 4.01. In the event of the death of a Member or a Disabled Member prior to his Normal Retirement Date, the Member’s Beneficiary shall be entitled to receive a lump sum Death Benefit within sixty days following the Member’ date of death. The amount of such benefit shall be equal to 200% of the Member’s annual rate of base salary at the annual rate in effect at the time of his death or, in the case of a Disabled Member, at the time of such Disabled Member’s termination of employment due to Disability. Notwithstanding the previous sentence, if a Member ceases to be Disabled prior to his Normal Retirement Date or the date of his death and the Member does not return to active employment with an Employer following the cessation of such Member’s Disability, then no Death Benefit shall be payable under this Article IV upon the subsequent death of the Member.

ARTICLE V

DISABILITY BENEFITS

               SECTION 5.01. If a Member is determined by the Plan Administrator to be Disabled prior to his Normal Retirement Date, the Disabled Member shall be entitled to receive Monthly Disability Income equal to an amount, if any, (not less than zero) determined in accordance with the formula [X — A - B — C], where

“X”	equals fifty percent of the Member’s Final Monthly Earnings.

“A”	equals one hundred percent of the sum of the Member’s monthly amounts paid (i) under the Employer’s basic long-term disability plan, (ii) from Social Security, (iii) from Workers’ Compensation and (iv) any other federal, state, local, foreign or employer group insurance plans.

“B”	equals one hundred percent of his monthly income determined by the Plan Administrator to be payable from the Qualified Plans.

“C”	equals one hundred percent of the benefits determined by the Plan Administrator to be payable to the Member from the tax-qualified pension plans of any previous employers.

               SECTION 5.02. The amounts specified under Items B and C of Section 5.01 shall be Actuarially Determined by the Plan Administrator as a straight-life annuity payable in equal monthly installments, regardless of the actual form or timing of payment, commencing with the month that the Monthly Disability Income under Section 5.01 is scheduled to commence. Each Member shall provide the Plan Administrator with the information necessary to calculate the Monthly Disability Income under Section 5.01 and, in the event that the information necessary to calculate the Monthly Disability Income of a Member is not provided to the Plan Administrator, the Plan Administrator may make reasonable estimates of such amounts and conclusively rely on such estimates in calculating the amount of the Monthly Disability Income.

               SECTION 5.03. The Monthly Disability Income contemplated by this Article V shall be payable to the Member until the end of the month in which occurs the earliest of (i) the Member’s sixty-fifth birthday, (ii) the date of the Member’s death and (iii) the end of the Member’s Disability.

ARTICLE VI

PLAN ADMINISTRATION

               SECTION 6.01. The CEO shall have the authority to select and remove Members of the Plan in accordance with the provisions of Article III. Except as provided in the previous sentence, the Plan shall be administered by the Committee. The Committee may delegate some or all of its responsibilities under the Plan (other than its responsibilities under Section 7.02 and Section 8.05) to the Executive Vice President, Organizational Effectiveness or other appropriate officer or employee of the Company designated by the Committee. For purposes of the Plan, “Plan Administrator” shall mean the Committee or any individual to whom the Committee has delegated administrative responsibility under this Section 6.01.

               SECTION 6.02. The Plan Administrator may from time to time establish rules and procedures for the administration of the Plan. The Plan Administrator will have the right to construe and interpret the Plan and to decide any and all matters arising thereunder or in connection with the administration of the Plan, including, without limitation, the right (i) to determine the eligibility for, and the form, amount and method of payment of any benefit payments under the Plan, (ii) to establish the timing of benefit distributions, (iii) to settle claims according to the provisions in Article VII and (iv) to make any factual determinations related to the amount of or eligibility for benefits. The decisions of the Plan Administrator will, to the extent permitted by law, be conclusive and binding upon all persons having or claiming to have any right or interest in or under the Plan. The Plan Administrator may delegate any of its duties and responsibilities hereunder to one or more officers or employees of the Company or to any third party if the Plan Administrator finds that such delegation would facilitate the administration of the Plan. The Plan Administrator may reasonably rely on the advice of attorneys, actuaries, accountants and other experts in exercising its duties and responsibilities under the Plan.

               SECTION 6.03. The Plan Administrator shall not make any determination with respect to any benefits or other amounts payable to the Plan Administrator in its capacity as a Member. In the event the previous sentence applies, the applicable duties and responsibilities of the Plan Administrator under the Plan shall be performed exclusively by the Committee.

               SECTION 6.04. The Company shall, to the fullest extent permitted by law, indemnify and hold harmless the CEO, the Committee, any individual acting as Plan Administrator and any officer or employee of an Employer who is delegated responsibility under the Plan from any liability or expense incurred by such person in connection with the performance of his duties under the Plan or as a result of any facts and circumstances related to the operation or administration of the Plan.

ARTICLE VII

CLAIMS PROCEDURE

               SECTION 7.01. A claim for benefits under the Plan must be promptly filed in writing by the Member, Beneficiary, or such person’s authorized representative (the “Claimant”) with the Executive Vice President, Organizational Effectiveness or other appropriate officer of the Company designated by the Committee for this purpose (the “Initial Reviewer”). If a claim is denied in whole or in part, the Claimant will be sent a written notice of denial from the Initial Reviewer within ninety days of receipt of the claim, unless special circumstances require an extension of time for processing the claim. Such extension will not exceed ninety days and notice thereof will be given within the first ninety-day period. The notice of denial of a claim will indicate the reasons for the denial (including reference to the Plan provisions on which the denial is based), will describe any additional information or material needed and the reasons why such additional information or material is necessary, and will explain the claim review procedure.

               SECTION 7.02. If a claim is denied in whole or in part (or if no decision on a claim is rendered within the limitations of time described in Section 7.01), the Claimant may request a review by the Committee of the decision of the Initial Reviewer (or of the claim, if no timely decision has been rendered by the Initial Reviewer). This request must be submitted in writing to the Committee within sixty days of receipt of the notice of denial from the Initial Reviewer (or within sixty days following the expiration of the initial review period where no decision notice is given to the Claimant by the Initial Reviewer). The Claimant may review pertinent documents and may submit in writing additional comments and material. A review decision will be made by the Committee within sixty days of receipt of the request for review, unless there are special circumstances which require an extension of the time for processing. Such extension will not exceed sixty days and notice thereof must be given within the first sixty-day period. The review decision of the Committee will be in writing and will include specific references to the Plan provisions on which the decision is based. The decision of the Committee on review shall be final and binding on all interested persons.

ARTICLE VIII

MISCELLANEOUS

               SECTION 8.01. Nothing contained in this Plan shall be deemed to give any Member or employee the right to be retained in the service of the Employer or to interfere with the right of the Employer to discharge any Member or employee at any time regardless of the effect which such discharge shall have upon him as a Member of the Plan.

               SECTION 8.02. The rights of the Member, the Beneficiary of the Member, or any other person claiming through the Member under this Plan, shall be solely those of an unsecured general creditor of the Company.

               SECTION 8.03. The Plan does not involve a reduction in salary for the Member or the foregoing of an increase in future salary by the Member.

               SECTION 8.04. Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefits under this Plan shall be valid or recognized by the Company.

               SECTION 8.05. Subject to Article IX hereof, the Company reserves the right at any time and from time to time, by action of the Committee or its Board of Directors, to terminate, modify or amend, in whole or in part, any or all of the provisions of the Plan, including specifically the right to make any such amendments effective retroactively; provided that such action shall not reduce the benefits or rights of any Disabled Member or the Beneficiary of a deceased Member. In addition, the Company may amend or modify any provision of this Plan as to any particular Member by agreement with such Member, provided that such agreement is in writing, is executed by both the Company and the Member, and is filed with the Plan records. The provisions of any amendment or modification made by agreement between a Member and the Company shall apply only to the Member so agreeing and no other.

               SECTION 8.06. A Member shall have the right to change his designated Beneficiary by notifying the Company of such in writing. Such change shall become effective upon written acknowledgment of same by the Company. Any payments made by the Company to a Beneficiary in good faith and under the terms of the Plan shall fully discharge the Company from all further obligations with respect to such payments.

               SECTION 8.07. This Plan shall be binding upon and inure to the benefit of the Company, its successors and each Member and his heirs, executors, administrators and legal representatives.

               SECTION 8.08. The Plan shall be governed by the laws of the State of New York, applicable to contracts to be performed entirely in such State and without regard to the choice of law provisions thereof, but only to the extent such laws are not preempted by the Employee Retirement Income Security Act of 1974, as amended. This Plan is solely between the Company and each individual Member. The Member, his Beneficiary or other persons claiming through the Member shall only have recourse against the Company for enforcement of the Plan.

               SECTION 8.09. The obligations of the Company under this Plan shall be subject to all applicable laws, rules and regulations, and such approvals, by governmental agencies as may be required or as the Company deems advisable.

ARTICLE IX

SPECIAL RULES IN THE EVENT OF A CHANGE OF CONTROL

               SECTION 9.01. Notwithstanding anything to the contrary in any other section of this Plan, in the event a Change of Control shall occur, neither the Company nor its Board of Directors or the Committee shall thereafter terminate, modify or amend, in whole or in part, any or all of the provisions of this Plan. In no event shall such action reduce the benefits of any Disabled Member or the Beneficiary of a deceased Member.

               SECTION 9.02. The reasonable legal fees incurred by any Member (or former Member who was a Member when the Change of Control occurred) to enforce his valid rights under this Article IX shall be paid by the Company to the Member in addition to sums otherwise due under this Plan, whether or not the Member is successful in enforcing his rights or whether or not the matter is settled.

               SECTION 9.03. The terms of this Article IX shall supersede and take precedence over the terms of any of the other Sections of this Plan.

106